Exhibit 1

Transactions in the Securities of the Issuer During the Past 60 Days

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)*	Price Range ($)	Date of Purchase/Sale

JUMANA CAPITAL INVESTMENTS LLC

Purchase of Common Stock	565	11.8792	-	09/03/2025
Sale of Common Stock	(600)	12.5100	-	09/09/2025
Purchase of Common Stock	2,500	12.2870	12.1741 - 12.3717	09/10/2025
Sale of Common Stock	(28,006)	12.5501	12.5500 - 12.6460	09/10/2025
Sale of Common Stock	(1,229)	12.5216	12.5214 - 12.5500	09/16/2025
Sale of Common Stock	(2,468)	12.5815	-	09/17/2025
Sale of Common Stock	(7,303)	12.5929	-	09/18/2025
Purchase of Common Stock	489	12.5340	-	09/19/2025
Sale of Common Stock	(23,000)	12.8437	12.8292 - 12.8581	09/19/2025
Sale of Common Stock	(831)	13.0362	13.0153 - 13.0900	09/22/2025
Purchase of Common Stock	2,500	12.7100	-	09/24/2025
Purchase of Common Stock	2,500	12.7315	-	09/25/2025
Purchase of Common Stock	5,000	12.8744	-	09/30/2025
Sale of Common Stock	(9,630)	12.8670	12.8599 - 12.8939	10/01/2025
Purchase of Common Stock	2,500	12.3800	-	10/06/2025
Purchase of Common Stock	3,500	12.1700	-	10/09/2025
Purchase of Common Stock	2,972	12.1642	12.1600 - 12.1867	10/10/2025
Purchase of Common Stock	2,500	12.1200	-	10/14/2025
Sale of Common Stock	(938)	12.2000	-	10/17/2025
Sale of Common Stock	(89,761)	11.9753	11.9566 - 12.0550	10/21/2025
Sale of Common Stock	(3,973)	11.9623	11.9618 - 11.9633	10/22/2025

* The price reported in column Price Per Security ($) is a weighted average price if a price range is indicated in column Price Range ($). These securities were purchased or sold in multiple transactions at prices between the corresponding price ranges in the applicable row. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of securities purchased or sold at each separate price.